Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES
FIRST QUARTER 2015 FINANCIAL RESULTS

TARRYTOWN, N.Y., May 6, 2015 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced results of operations for the first quarter ended March 31, 2015.

"Our portfolio offers multiple opportunities to create value for our shareholders," stated Mark Baker, CEO of Progenics. "The recent positive CHMP opinion for subcutaneous RELISTOR, together with the upcoming U.S. NDA filing for the oral indication, highlight the multiple opportunities for growth in this important franchise. Our pivotal Phase 2b trial for Azedra is progressing as expected, and we remain on track to complete enrollment by year-end.  For our prostate cancer programs, we are finalizing the protocol for our Phase 3 1404 imaging trial and evaluating opportunities to advance PSMA ADC following the completion of our successful Phase 2 trial. We are well-positioned to achieve our objectives, and remain focused on advancing these important programs through the clinic."

Net loss for the quarter was $10.3 million or $0.15 diluted per share, compared to net loss of $9.3 million or $0.15 diluted per share in the 2014 period. Progenics ended the quarter with cash and cash equivalents of $108.4 million, a decrease of $10.9 million in the quarter.

First quarter revenue totaled $0.2 million, down from $1.8 million in 2014, reflecting RELISTOR® royalty income of $0.1 million compared to $0.7 million in the 2014 period, based on net sales reported to Progenics by our commercialization partner, Valeant Pharmaceuticals International, Inc. The decrease in royalty revenue reflects a short-term wholesaler inventory reduction initiative implemented in the fourth quarter of 2014 by Salix Pharmaceuticals, Inc., which was subsequently acquired by Valeant. In addition, collaboration revenue declined to $0.1 million from $1.0 million in the 2014 period, primarily due to a milestone from Fuji recognized in the first quarter of 2014.

First quarter research and development expenses decreased by $0.6 million compared to the prior year period, reflecting lower clinical trial expenses for PSMA ADC and 1404, and lower compensation expenses, partially offset by higher contract manufacturing and clinical trial expenses for Azedra. First quarter general and administrative expenses increased by $0.2 million from the prior year period. The non-cash item for the quarter resulted from increased estimates for fair value of contingent consideration liability.

Progenics Announces First Quarter Financial Results

First Quarter and Recent Events

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In April, Progenics and Valeant announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) has adopted a positive opinion recommending a new indication for RELISTOR® Subcutaneous Injection for the treatment of opioid-induced constipation in adult patients with chronic non-cancer pain. Additionally, the Committee recommended a one-year extension of data protection for RELISTOR, to 11 years from the date of approval, citing the fact that RELISTOR offers a major contribution to patient care in comparison to existing therapies.

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Also in April, Progenics reported that its Japanese partner, FUJIFILM RI Pharma Co. Ltd. had dosed the first patient in its early Phase 2 trial of 1404 in Japan.  The trial will evaluate 1404 in newly-diagnosed prostate cancer patients with lymph node and/or bone metastases or at high risk for metastatic disease.

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In March, Dr. Shankar Vallabhajosula, Ph.D. and Dr. Scott T. Tagawa, M.D., both of Weill Cornell Medical College, initiated an investigator-sponsored Phase 2 study designed to evaluate 1404 in approximately 12 men with metastatic castration-resistant prostate cancer who plan to initiate androgen resistant-pathway targeted therapy.

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In February, the Company presented positive Phase 2 data for PSMA ADC in patients with metastatic castration-resistant prostate cancer at the American Society of Clinical Oncology Genitourinary Cancers Symposium, including new data from the recently completed chemo-naïve cohort. Treatment with PSMA ADC reduced tumor size and levels of PSA and CTCs (circulating tumor cells), evidencing strong anti-tumor activity and a generally well tolerated safety profile with neutropenia the most common treatment related adverse event.

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In January, Progenics announced that the first patient had been dosed in the resumed pivotal Phase 2 study of Azedra™ in patients with malignant pheochromocytoma and paraganglioma, an ultra-orphan indication.

Conference Call and Webcast

Progenics will review first quarter financial results in a conference call today at 8:30 a.m. EDT. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 38436648. A live webcast will be available on the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

- Financial Tables follow -

Progenics Announces First Quarter Financial Results

PROGENICS PHARMACEUTICALS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	For the Three Months Ended March 31,
	2015	2014
Revenues:
Royalty income	$174	$735
Collaboration revenue	65	1,049
Other revenues	9	31
Total revenues	248	1,815

Expenses:
Research and development	6,463	6,919
License fees – research and development	(16)	90
Royalty expense	42	82
General and administrative	3,593	3,405
Depreciation and amortization	132	144
Change in contingent consideration liability	300	500
Total expenses	10,514	11,140

Operating loss	(10,266)	(9,325)

Other income:
Interest income	12	12
Total other income	12	12

Net loss	$(10,254)	$(9,313)

Net loss per share; basic and diluted	$(0.15)	$(0.15)
Weighted average shares outstanding; basic and diluted	69,637	63,958

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	March 31, 2015	December 31, 2014
	(unaudited)

Cash and cash equivalents	$108,430	$119,302
Accounts receivable, net	152	109
Fixed assets, net	2,473	2,552
Intangible assets, net and goodwill	36,402	36,402
Other assets	3,163	2,672
Total assets	$150,620	$161,037

Current liabilities	$5,416	$6,685
Contingent consideration liability	17,500	17,200
Deferred tax and other liabilities	12,231	12,243
Total liabilities	35,147	36,128
Stockholders' equity	115,473	124,909
Total liabilities and stockholders' equity	$150,620	$161,037

Progenics Announces First Quarter Financial Results
About RELISTOR

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Salix Pharmaceuticals, Ltd., a Valeant Pharmaceuticals International, Inc. company. RELISTOR (methylnaltrexone bromide) subcutaneous injection is a first-in-class treatment for opioid-induced constipation approved in the United States for patients with chronic non-cancer pain, and in the U.S. and more than 50 other countries for patients with advanced illness.
About Opioids, Constipation and RELISTOR (methylnaltrexone bromide)

Opioid analgesics are frequently prescribed for patients with chronic pain, including patients with advanced illness. An estimated 27 million patients in the US take opioids for chronic pain. Constipation is one of the most common and distressing side effects in patients receiving chronic opioid therapy. Approximately 40% of chronic pain patients, or nearly 11 million patients, receiving opioid therapy will experience OIC. RELISTOR is the first approved medication that specifically targets the underlying cause of OIC.
RELISTOR is a peripherally acting mu opioid receptor antagonist (PAMORA) specifically designed to block the constipating effects of opioids in the gastrointestinal tract. The unique molecular structure of RELISTOR restricts it from crossing the blood-brain barrier and interfering with the analgesic effect of opioids.
RELISTOR Subcutaneous Injection was approved in the United States in 2008 for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The use of RELISTOR beyond four months has not been studied in the advanced illness population. The drug is also approved for use in over 50 countries worldwide, including the European Union, Canada, and Australia. In the 28 member countries of the EU, as well as Iceland, Norway and Liechtenstein, RELISTOR is approved for the treatment of OIC in advanced illness patients who are receiving palliative care when response to usual laxative therapy has not been sufficient. In Canada, the drug is approved for the treatment of OIC in patients with advanced illness, receiving palliative care. When response to laxatives has been insufficient, RELISTOR should be used as an adjunct therapy to induce a prompt bowel movement. Applications in additional countries are pending. RELISTOR is under license to Salix Pharmaceuticals, Ltd., a Valeant Pharmaceuticals International, Inc. company from Progenics Pharmaceuticals, Inc.

For more information about RELISTOR, please visit www.RELISTOR.com
Important Safety Information for subcutaneous RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Progenics Announces First Quarter Financial Results

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.
If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.
Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR.
Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia. Take into account the overall risk-benefit profile when using RELISTOR in such patients. Monitor for adequacy of analgesia and symptoms of opioid withdrawal in such patients.
Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.
RELISTOR may precipitate opioid withdrawal in a fetus and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.
In the clinical study in adult patients with opioid-induced constipation and chronic non-cancer pain, the most common adverse reactions (≥ 1%) were abdominal pain, nausea, diarrhea, and hyperhidrosis, hot flush, tremor, and chills.
In clinical studies in adult patients with opioid-induced constipation and advanced illness, the most common adverse reactions (≥ 5%) were abdominal pain, flatulence, nausea, dizziness, and diarrhea.
Please see complete Prescribing Information for RELISTOR.

About Progenics

Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in later-stage clinical development. Progenics' first-in-class PSMA-targeted technology platform for prostate cancer includes an antibody drug conjugate therapeutic which completed a two-cohort phase 2 clinical trial and a small molecule imaging agent that has also completed a phase 2 trial. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate currently in a phase 2 study under an SPA. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Ltd., a Valeant Pharmaceuticals International, Inc. company. For additional information, please visit www.progenics.com.

Progenics Announces First Quarter Financial Results

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the sales of products by our partners and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Please follow us on LinkedIn®.
Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Editor's Note:

For more information, please visit www.progenics.com.

For more information about RELISTOR, please visit www.relistor.com.

Contact:	Melissa Downs Investor Relations (914) 789-2801 mdowns@progenics.com